Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-130877, 333-127339, 333-71860, 333-71862, 333-93715, 333-89529 and 333-89533) of our reports dated March 31, 2009, relating to the consolidated financial statements of Tween Brands, Inc. and subsidiaries (the “Company”) (which report expressed an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of the Financial Accounting Standards Board (FASB) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” and the effectiveness of Tween Brands and subsidiaries’ internal control over financial reporting appearing in the Annual Report on Form 10-K of Tween Brands, Inc. for the fiscal year ended January 31, 2009.
/s/ Deloitte & Touche LLP
Columbus, Ohio
March 31, 2009